Item 77C - DWS High Income Opportunities Fund, Inc. (Formerly Dreman
Value Income Edge Fund, Inc.)
Registrant incorporates by reference the Registration Statement on Form
N-14 for DWS High Income Opportunities Fund (Formerly Dreman
Value Income Edge Fund), a series of DWS High Income Opportunities
Fund, Inc., filed on March 24, 2010 (SEC Accession No. 0000088053-
10-000400).
The Annual Meeting of Stockholders (the "Meeting") of DWS Dreman Value Income Edge Fund, Inc. (the "Fund") was held on May 24, 2010 at the New
York Marriott East Side, 525 Lexington Avenue, New York, New York 10017.
At the close of business on April 9, 2010, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 25,128,908 shares of the Fund's common stock, each share being entitled to one vote, constituting all of the Fund's outstanding voting securities.

At the Meeting, the holders of 12,985,569 shares of the Fund's common stock were represented in person or by proxy, constituting a quorum. Although a quorum was present, none of the Class III Director nominees received a sufficient number of votes to be elected as Director. In accordance with Maryland law and the Fund's by-laws, each of the four incumbent Class III Directors (Jean Gleason Stromberg, Henry P. Becton, Jr., Paul K. Freeman and William McClayton) will continue to serve as a Class III Director until such time as successors are elected and qualify. The non-binding stockholder proposal requesting that the Board take the necessary steps to declassify the Board received a majority of votes cast at the Meeting. The Board will consider the proposal before the 2011 Annual Meeting of Stockholders.
1.	Election of four Class III Board Members.

Number of Votes:

For
Against
Henry P. Becton, Jr.
5,122,239
842,682
Paul K. Freeman
5,125,726
839,195
William McClayton
5,123,801
841,120
Jean Gleason Stromberg
5,125,212
839,709
Robert H. Daniels
6,937,798
82,850
Gregory R. Dube
6,940,198
80,450
Arthur D. Lipson
6,937,048
83,600
William J. Roberts
5,413,666
1,606,982

2.	Consideration of a stockholder proposal requesting that the Board of the
Fund take the necessary steps to declassify the Fund's Board of Directors.

For
Against
Abstain
Broker Non-
Votes
8,210,980
3,888,620
270,426
615,543